Exhibit (d)(18)

SEGALL BRYANT AND HAMILL LLC

AMENDMENT NO. 5 TO

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 5 effective August 19, 2021 (the “Amendment”) to the Investment Advisory Agreement made as of June 10, 2021 between SEGALL BRYANT & HAMILL TRUST, a Massachusetts business trust (the “Trust”), and SEGALL BRYANT AND HAMILL LLC, a Delaware limited liability company (the “Investment Adviser”), as amended (the “Agreement”).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended;

WHEREAS, the Trust has retained the Investment Adviser to furnish investment advisory and other services to the Trust for the series listed in Exhibit A and for other series of the Trust as agreed to by the parties from time to time (each, a “Fund” and collectively, the “Funds”);

WHEREAS, the Agreement was previously amended on June 29, 2021 (Amendment #1), July 14, 2021 (Amendment #2), July 29, 2021 (Amendment #3), and August 5, 2021 (Amendment #4) and the parties seek to further amend the Agreement to reflect a revised Exhibit A;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Amendment.

Exhibit A to the Agreement is deleted in its entirety and replaced by Exhibit A attached hereto.

2.	No Other Changes.

Except as amended by this Amendment, the Agreement remains in full force and effect.

3.	Miscellaneous.

The captions in this Amendment are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Amendment shall not be affected thereby. This Amendment shall be binding and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Colorado law.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

SEGALL BRYANT & HAMILL TRUST

BY:	/s/ Jasper R. Frontz

TITLE:	Treasurer & CCO

SEGALL BRYANT AND HAMILL LLC

BY:	/s/ Philip L. Hildebrandt

TITLE:	Chief Executive Officer

Exhibit A

Name of Fund	Initial Termination Date	Fee Calculation
Segall Bryant & Hamill (“SBH”) Colorado Tax Free Fund	June 9, 2023	Annual rate of 0.35% of the average daily net assets of the fund
SBH Emerging Markets Fund	June 9, 2023	Annual rate of 0.90% of the average daily net assets of the fund
SBH International Small Cap Fund	June 9, 2023	Annual rate of 0.90% of the average daily net assets of the fund
SBH Municipal Opportunities Fund	June 9, 2023	Annual rate of 0.35% of the average daily net assets of the fund
SBH Short Term Plus Fund	June 9, 2023	Annual rate of 0.25% of the average daily net assets of the fund
SBH Small Cap Core Fund	June 9, 2023	Annual rate of 0.80% of the average daily net assets of the fund
SBH Workplace Equality Fund	June 9, 2023	Annual rate of 0.65% of the average daily net assets of the fund
SBH Plus Bond Fund	June 29, 2023	Annual rate of 0.35% of the average daily net assets of the fund
SBH Quality High Yield Fund	June 29, 2023	Annual rate of 0.45% of the average daily net assets of the fund
SBH Small Cap Growth Fund	June 29, 2023	Annual rate of 0.65% of the average daily net assets of the fund
SBH Small Cap Value Fund	July 14, 2023	Annual rate of 0.80% of the average daily net assets of the fund
SBH Fundamental International Small Cap Fund	July 29, 2023	Annual rate of 1.00% of the average daily net assets of the fund
SBH Global All Cap Fund	August 5, 2023	Annual rate of 0.65% of the average daily net assets of the fund
SBH All Cap Fund	August 19, 2023	Annual rate of 0.65% of the average daily net assets of the fund

A-1